On October 21, 2015,The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the third quarter and first nine months of 2015.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies David Bank RBC Capital Markets Peter Stabler Wells Fargo Securities	Benjamin Swinburne Morgan Stanley Daniel Salmon BMO Capital Markets Tim Nollen Macquarie

Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third quarter 2015 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.
Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to the uncertainties and the cautionary statement that are included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the third quarter and nine months of 2015. I’ll start out by covering highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies and the tone of our business, to be followed by Q&A.
We are pleased to report another quarter of strong organic revenue and profit growth. Organic revenue growth in our third quarter was 7.1%, on top of a very strong comp from a year ago. Net acquisitions had a positive impact of 10 basis points, while FX was a negative 5.9%. However, FX had very little impact on our operating margin. Total revenue growth was 1.3%.
We continued to see positive contributions to our top-line performance from a broad range of our creative, media and marketing services offerings. Across the group, our digital capabilities were again significant drivers of growth. We also continued to drive strong growth in our largest regional markets, with the U.S., AsiaPac and U.K. all showing very good advances. Organic growth in LatAm was also very strong in the quarter.
From the standpoint of client sectors, we saw growth across all client verticals. The best performance came in tech & telecom, financial services, food & beverage and healthcare.

Exhibit 99.1

Our operating profit in the quarter was $192 million, an increase of 12% from a year ago. Q3 operating margin expanded 100 basis points to 10.3%. We had leverage on both our salaries & related and office & general expenses.
It is worth noting that, below operating profit, “other expenses” in the quarter includes charges totaling $38 million to dispose of certain smaller business units which were underperforming and which we deemed as non-strategic, all of which were outside the U.S. Most of the expense was noncash. Frank will have more color in his comments. The after-tax expense was $0.09 per diluted share in the quarter and $0.08 for the nine months.
Excluding the charge for dispositions, diluted EPS for the quarter was $0.27, an increase of 29% compared to the prior-year period.
Looking at the first nine months, organic revenue growth was 6.5%, on top of 5.9% a year ago. We posted a 17% increase to operating profit and a 34% increase in adjusted diluted EPS. This represents industry-leading organic revenue growth and profit growth. That’s an accomplishment which all our people across the company can be proud of.
Turning back to a bit more detail on the quarter, U.S. organic growth was 7.1%, on top of 7.9% a year ago, which is an outstanding result. We had growth at most of our agencies, notably McCann, Mediabrands, FCB, Deutsch, R/GA, Weber Shandwick and Golin.
International growth was 7.1%, once again driven by our full range of services. By region, we were led by 14.4% growth in LatAm, where we saw increases in most national markets. AsiaPac increased 7.2% organically, and was highlighted by our continuing strong trends in India and China.
In the U.K., organic growth was 5.2%, on top of last year’s 12% growth. We were led by the growth of R/GA and our marketing services specialists at CMG. In Continental Europe, Q3 organic growth was essentially flat, and we continue to stay focused on improving our talent and capabilities in this region.
For the first nine months, 6.5% organic growth reflected growth in every region of the world, and contributions across all major disciplines. Nine months’ operating margin growth was 100 basis points, with leverage on our base payroll, benefits & tax and on office & general expenses.
As we’ve said previously, supporting our best-in-class offerings, as well as cost discipline and margin enhancement, continue to be our top priorities, and we are successfully executing against those objectives.
With respect to share repurchase, during Q3 we used $70 million to repurchase 3.6 million shares. Through nine months, we have utilized approximately $172 million for share repurchases, and we have $271 million remaining on our authorization as of September 30.
Since instituting our return-of-capital programs in 2011, we have returned $2.3 billion to shareholders in dividends and share repurchases, as well as reduced our dilutive share count by 26%.
In sum, our performance in the quarter and year-to-date continues to demonstrate industry leadership and the strong position of our offerings. Heading into our important fourth quarter, economic conditions in some areas of the world will present macro headwinds and uncertainties. While those have been incorporated into our outlook, the overall tone of business nonetheless remains solid, and we continue to effectively manage expenses.

Exhibit 99.1

Previously, we increased our full-year 2015 organic growth target to 4%-5%. Our strong performance through nine months has us on track to exceed 5%. We also remain well-positioned to achieve 100 basis points of margin expansion this year, the high end of our targeted range.
With that overview, I’ll turn it to Frank for additional detail on our results, and I’ll join you after his remarks for an update on our operating units, to be followed by Q&A.

Exhibit 99.1

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see a summary of our results:

•	Organic growth was 7.1% in the third quarter, evenly balanced between the U.S. and international. In our first nine months, organic revenue growth was 6.5%.

•	Q3 operating profit was $192 million, an increase of 12%. For the first nine months, operating profit grew 17%.

•	Q3 margin of 10.3% improved 100 basis points, and our margin for the nine months also improved 100 basis points.

•
We had a below-the-line charge of $38 million for the disposition of selected non-U.S. business units. Most of the charge is the balance sheet write-off of currency translation adjustments built up over the years, with the balance representing the net assets of the disposed businesses. This pertains to a handful of businesses for which revenue was small, with the noncash translation adjustments magnified by large FX changes over the years. The impact of this charge to reported diluted EPS was $0.09 for the quarter.

•	Excluding the charge, diluted EPS was $0.27, which compares to Q3 2014 at $0.21, a 29% increase.

•	Q3 fully diluted shares decreased 3% from last year due to our share repurchase program.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. I’ve already covered the disposition-related charges in “other expenses.”
Slide 4 has more detail on our revenue growth:

•	Revenue was $1.87 billion in the quarter, an increase of 1.3%.

•	Compared to Q3 2014, the impact of the change in currency exchange rates was negative 5.9%, with the Dollar significantly stronger in all regions of the world.

•	Acquisitions added 10 basis points to revenue.

•	The resulting organic revenue increase was 7.1%.

As you can see on the bottom half of this slide:

•
At our Integrated Agency Networks the organic increase was 8.0%. This was led by our global integrated offerings at McCann and FCB, by Mediabrands, Deutsch and by R/GA. IAN’s growth was 7.5% over the first nine months.

•
At our CMG segment, Q3 organic growth was 3.7%. We continued to have very strong growth at our PR agencies, notably Weber Shandwick and Golin, which grew at double-digit rates. Organic growth was 2.5% at CMG for the first nine months, but was a mid-single-digit increase excluding the impact of lower pass-through revenues.

Moving on to slide 5, revenue by region:

•
In the U.S., Q3 organic growth was outstanding at 7.1%, with contributions coming from a very broad cross-section of agencies, disciplines and client sectors. For the nine months, organic growth was 7.0%.

Exhibit 99.1

•	In the U.K., Q3 organic growth was 5.2%, on top of 12.2% last year. We had notably strong performance at R/GA, McCann, Octagon and Weber Shandwick. For the nine months, organic growth was 6.5%.

•	Continental Europe was essentially flat organically in Q3. Our largest markets on the Continent were mixed, with Spain up organically, Italy and France flat and Germany down.

•
In AsiaPac, our largest international region, Q3 organic growth was 7.2%, propelled by strong growth in China and India. Growth for the nine months was 8.4%, a performance that speaks to the strength of our positioning across our global integrated agencies, our media business, our digital specialists and our public relations offerings.

•
In LatAm, our organic increase was 14.4% in the quarter. We continued to see very strong performance in most national markets, such as Mexico, Argentina and Colombia, which is consistent with the first half of the year. We also had an improved quarter in Brazil, although business conditions generally remain challenging there. In the quarter, we had leading contributions to growth in the region by McCann, Mediabrands, R/GA and Huge.

•
Our “Other Markets” group, which is made up of Canada, and the Middle East and Africa, grew 13.5% organically in the quarter, due chiefly to strong performance in the Middle East, as well as growth in Canada.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 6.0%.
Moving on to slide 7, our operating expenses:

•	In the third quarter, total operating expenses increased 20 basis points from a year ago, compared with our reported revenue growth of 1.3%. As a result, margin expanded 100 basis points.

•	Underneath that performance, our ratio of salaries & related expenses to revenue in the quarter was 64.4% this year, an improvement of 50 basis points from a year ago.

◦	We had 50 basis points of leverage on our base payroll, benefits & tax expense, as well as 20 basis points on temporary labor.

◦	Our accrual for incentives increased by 40 basis points as a percent of revenue, driven by our strong operating performance.

◦
Total headcount at quarter end was approximately 48,700, an increase of 3.2% year-on-year. The increase chiefly reflects organic hiring in support of growth in areas such as digital, creative, healthcare and PR, as well as regionally in the U.S., U.K. and AsiaPac.

•	Turning to office & general expenses, on the lower half of the slide:

◦	O&G expense was 25.3% of Q3 revenue, compared with 25.8% a year ago, an improvement of 50 basis points.

◦	Our improvement was driven by leverage on expenses for occupancy; travel, office supplies & telecom; and “all other” O&G expense.

On slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 11.1%.
Turning to the current portion of our balance sheet on slide 9, we ended the third quarter with $881 million in cash and short-term marketable securities. The comparison to December 31 reflects that our cash level is seasonal and tends to peak at year-end.

Exhibit 99.1

On slide 10 we turn to our third-quarter cash flow:

•	Cash provided by operations was $281 million, compared with $176 million a year ago. Working capital was a source of $154 million this year, compared with a use of $11 million in Q3 2014.

•	Investing activities used $41 million in the quarter, primarily for cap-ex.

•	Financing activities used $151 million, mainly in capital returned to shareholders, $70 million for share repurchases and $48 million for common stock dividends.

•	Our net increase in cash and cash equivalents for the quarter was $26 million.
On slide 11, we show debt deleveraging from a peak of $2.35 billion in 2007 to $1.75 billion at the most recent quarter end.
In summary, on slide 12, the quarter and the year to-date represent very solid performance and progress toward meeting our financial objectives for the full year. We’re seeing growth in areas where we have focused our investment in both people and acquisitions. Our operators are focused on the appropriate cost disciplines and margin expansion. And our balance sheet is an important area that we can continue to deploy for value going forward.
With that said, let me turn it back to Michael.

Exhibit 99.1

Mr. Roth:
Thank you, Frank.
It’s worth repeating that we’re pleased to continue reporting strong results. In terms of organic revenue growth and margin progress, Q3 continues to make us a leader in our peer group. Contributions came from across the portfolio, in terms of agencies, geography and client categories, all fueled by the outstanding creativity, insights and digital capabilities that we have throughout Interpublic.
Our success is a reflection of the strength of our offerings and our client-centric focus. Ultimately, it is driven by the caliber of our people. Across the group, we continue to see evidence that Interpublic and our agencies are consistently a first choice for the industry’s best talent. For some time, talent has been a top strategic priority for us, one that has fueled our return to levels of organic growth that are fully competitive or better. We’re proud that our culture has become a differentiator for us, as has our longstanding commitment to diversity and inclusion, where we have a strong and established track record as the leader in our space.
On our call last quarter, we drilled down and provided greater focus on the role digital expertise is playing in all of our work we do for our clients, from advertising through media and marketing services.
We pointed out that, unlike others in our space, IPG’s digital capabilities have been largely grown organically and are embedded within every one of our disciplines. This commitment to incubating new skills, developing new products and services and investing in new technology has allowed us to stay highly relevant in today’s digital world. It gives us confidence that our offerings are forward-facing, competitive and increasingly vital to clients as they seek to navigate the complexity of the media and marketing landscape.
Operationally, it’s clear that we continue to be disciplined in terms of cost management. We remain focused on converting at the appropriate levels to deliver 100 basis points of margin improvement for the year. We also remain committed to robust capital return programs that have been driving further value creation for our shareholders.
As we look to the fourth quarter, the tone of the business is solid. Clients are being measured in their approach, but the year-end period will be key to delivering for all marketers, and they are relying on partners that have the tools, insights and capabilities to connect with consumers across channels and drive desired business outcomes.
We remain cautious on Europe, although our plans did not factor in growth in that region. The Brazilian and Chinese economies have been challenged, although our operations in those regions continued to deliver results.
The new business pipeline is solid. Year-to-date, we continue to be net-new-business positive and, in fact, near the top of the new-business league tables.
The significant number of media pitches continue, and it bears noting that we have been performing well to-date, with a number of headline wins, notably UM’s wins of the Coca-Cola media review, J&J’s U.S. media buying and planning accounts, as well as CVS and McCormick, which was won in collaboration with R/GA.

Exhibit 99.1

Those are a reflection of the cutting-edge offerings we have within Mediabrands, in terms of strategic media thinkers, outstanding digital and data platforms and the scale and expertise to deliver buying efficiency to some of the world’s largest and most demanding clients.
An additional point that is worth repeating when it comes to emerging media is that we do not take ownership of digital media for resale to clients, so our strong organic growth does not reflect the growth of digital media arbitrage revenue that you are seeing among some of our peers, who take principal positions and resell owned inventory to clients at a margin. We continue to believe that our role as an agnostic consultant is key and allows us to provide clients with the recommendations and services that are best for their business.
We also remain committed to the highest standard of transparency, an area in which we’ve been a leader for some time. This continues to gain in importance as the world of digital media is beset by challenges surrounding viewability and other issues that make it imperative that we serve as wholly objective partners to our clients.
McCann continues to post strong performance, with outstanding creative work on its major multinationals and notable local market wins in the U.K., Australia and India. We’re seeing great collaboration within Worldgroup, and this cross-selling and integration is helping them win new accounts as well as increase their share of wallet with existing clients. The digital and healthcare units within McCann had strong performance. In the healthcare space, it was good to see that McCann Health and FCB Health led us to outstanding performance at the Medical Marketing & Media competition, where we bested the other holding companies in terms of awards won.
Progress at FCB continues. The agency is consistently appearing on pitch lists, with notable recent wins with Lincoln Financial by the New York office, BMO Harris Bank by the Toronto office, new work from Coke at FCB in South Africa and strong momentum at Inferno FCB in London. FCB Health remains a powerhouse in its field, and the agency’s shopper marketing operation, FCB/RED, is also a very strong resource.
At CMG, our award-winning public relations Weber Shandwick and Golin continue to gain market share. Beyond digital, where both firms have been at the forefront of their discipline, they are also moving into content marketing and upstream to more strategic and integrated opportunities. We are well positioned here, and we are also seeing good progress from our sports and entertainment and experiential businesses, as well as continuing improvement in the branding sector.
Focus at MullenLowe during the quarter was squarely on merger integration and setting the stage for a successful 2016 and beyond. The agency’s senior global leadership recently met to decide on and articulate the network’s market position, strategy and brand identity. This will include both agencies’ longstanding commitment to creative excellence, Mullen’s contemporary hyper-bundled approach and Lowe’s deep knowledge of dynamic international markets. It’s a combination that’s working for many leading clients, including Unilever, and we look forward to seeing it build positive momentum in the marketplace.
Our U.S. independents continue to be a source of strength for Interpublic. Deutsch is an example of the benefits of combining big creative ideas with a fully integrated suite of digital capabilities. The Martin Agency, Hill Holliday and Carmichael Lynch are other agencies that deliver with this model and provide us with a range of options that can meet the needs of domestic clients.

Exhibit 99.1

In terms of digital, our offerings are consistently outstanding, whether it be our social media capabilities at Weber and Golin, Cadreon and AMP within Mediabrands or the integrated digital capabilities at all of our brand agencies.
MRM is a top-tier digital network, and the close collaboration we are seeing between them and McCann is elevating the overall Worldgroup offering, just as the integration of Profero and Mediahub are significantly strengthening MullenLowe’s go-to-market positioning.
We’re also fortunate to have R/GA, the undisputed leader in digital and technology-enabled marketing. They continue to win business and awards, as well as innovate with programs such as the R/GA Accelerators that give us a line of sight into terrific startups with ideas and technology that will play a role in shaping the future of communications and consumer experience. Our current Accelerator is taking place in Los Angeles, in collaboration with the LA Dodgers, and the participating companies span every aspect of connected sport, from athlete training to venue management to new social channels on which consumers can share their passion for sports.
Huge is another digital specialist that has performed exceptionally well for us. Beyond its industry-leading strategic consulting, design and UX practices, the agency recently made news when it opened a coffee shop in its Atlanta office to serve as a real-time lab in which we will develop and test digital retail innovations, for both current and prospective clients.
For us at Interpublic, the new business of advertising means that we encourage ambitious change across the entire organization. By providing access to emerging and transformative technologies, we develop programs that help us attract talent and create work that puts the user experience first. All in the service of our clients.
Looking to the balance of this year, we will stay vigilant on costs so as to ensure that we can deliver on our margin commitment. There are geographic markets that we will need to monitor, but performance for the first nine months has been very strong and positions us well for a strong close to the full year.
As mentioned in my initial remarks, we believe that, given our performance to date, the appropriate organic revenue growth target for the new year is in excess of 5%, and that we are on track to deliver 100 basis points of operating margin improvement, at the high end of our initial target for the year. Moving forward, we are therefore closer to achieving our previously-stated goal of 13%.
Combined with our company’s financial strength and robust return of capital, which have and will continue to be a source of significant value creation, this will allow us to further enhance shareholder value.
With that, I’d like to thank you for your time and continued support and open the call up for questions.

Exhibit 99.1

QUESTIONS AND ANSWERS
Operator:
. . . . Your first question comes from the line of Alexia Quadrani of J.P. Morgan. Your line is now open.
Alexia S. Quadrani, J.P. Morgan:
Thank you.
My first question, for Michael. You continue to show such impressive organic revenue growth, with some of the highest organic growth this quarter I think I can remember, maybe in several years now, and even on difficult comps. Can you provide a bit more color on what’s causing this incremental change? Is it that more your agencies are doing very well? Is it that you’ve got tailwinds from one of the new businesses you’ve won? Is it the overall macro environment? Is it client budgets? Any color that can point to what’s getting you even incrementally stronger in organic growth?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. All of the above.
Look, this - none of this is by accident. We started on this journey by clearly investing in talent. And I think what you’re seeing right now is the fact that the talent that we’ve embedded within all our organizations is really shining in terms of what clients are looking for, in terms of moving the needle with their business.
But creative talent and overall talent needs tools and resources within the organization to make sure we can deliver on that. So we’ve invested in all these tools and resources throughout the company.
And finally, we really are a client-centric environment. And so everyone is focusing on the needs of the clients. And therefore, we’re focusing on what we can bring to the resources within IPG to the client to meet those needs. We’re seeing success in our open architecture model, where if you look at the business wins, all of our agencies are aware of the fact that if their particular disciplines need other resources from IPG, they raise their hand and we bring the additional IPG resources to the table. And, frankly, we’re getting a reputation in the marketplace, appropriately, that we do this very well, and we really focus on the needs of the clients versus our own silos. And I think the new business wins that we’re seeing, as well as the embedded growth we’re seeing in our existing client base, really is indicative of the fact that all the IPG resources are available to move the needle with our clients, and we’re executing against that. But in the end, it takes people and belief by those people that they have a huge resource base behind them.
And the other thing which I particularly like is, when I participate in a lot of these pitches, what we see in the room are cross disciplines, either from within the agencies or outside IPG, and it’s not uncommon for the client to come up to me and say, I didn’t even realize which individuals were from which discipline. And that’s really what clients are looking for in their resources. So I’m particularly proud of all our agencies, whether it be our traditional agencies, our digital agencies, our marketing services, PR, I mean, across the board, we’re all doing quite well.
Ms. Quadrani:

Exhibit 99.1

And just a follow-up if I can on profitability. I know you don’t discuss margins, let’s say, by region, but maybe you can talk just generally. You’ve seen a couple - a long period now - where you’ve seen a lot more stability in your European operations. Are you seeing maybe better profitability in that area now that you’ve seen stability for a while? Or are markets such as Germany, which are still weak, really pulling it down for you?
Mr. Roth:
Well, clearly, we’re seeing better profitability. That doesn’t mean “better” is where we want to be. I mean, it’s always been a challenge for profitability in Europe for us. We’ve taken a lot of actions. We’ve repositioned assets. We’ve brought in new management. We’ve reduced layers of people. And it’s a very competitive market, and it’s great to see us on the positive side for the nine months. As I said in my remarks, we’re not counting on a big recovery, but the profitability side of it is moving forward. But it’s still not at the levels we want it to be. So we’ve got more work to do in Continental Europe, but we’ve made great strides towards that.
Ms. Quadrani:
Thank you very much.
Mr. Roth:
Thank you.

Operator:
Next question comes from the line of John Janedis of Jefferies. Your line is now open.
John Janedis, Jefferies:
Thank you.
Michael, there’s been a lot of talk in the market recently about the viability of the agency model and offerings. And with all the recent pitches, have you seen a change in the groups you’re competing against? As for the business you’ve won, are there pieces of the business that you would typically work on that went to maybe non-traditional players?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, yeah. The viability of the models - you know, it’s funny: I gave a talk at IAB, and I put up my favorite slide, which is a quote that says the agency business is going to be disintermediated and is basically doomed. And then I go to the next slide, and it’s a quote in 1975. So, I mean, there are always people out there saying that the competitors, there are other disciplines, whether it’d be ad tech or smaller agencies. In the end, we have the resources and capabilities that can compete with any resource out there.
And, frankly, when we don’t have it, yes, we use outside parties. We work well with them. It’s incumbent upon us to know what we do well and what we don’t do well. And that’s what this whole concept of open architecture is all about, John. And that is, we’re looking at the client first, and if we don’t have a resource internally - and when I say internally, I mean within IPG - it’s not uncommon for us to use outside resources to help us. And frankly, that’s what shows clients that we’re thinking of them versus ourselves.

Exhibit 99.1

And, yes, we end up dealing with non-traditional people, whether it be on the ad tech side- Even in some of the production - we don’t like it - but even some of the production facilities that clients request us to use, we have to be in a world now where collaboration works, and the collaboration starts with us. And if it’s not within our organization, we have to be able to collaborate with other parties that clients are happy with. So, we’re able to do all of that, and sometimes working with the third parties turns out to be a lot smoother than sometimes working with ourselves, which is shame on us, but that’s the reality of the world out there.
So, the world is changing, and our model has to change with this. And I think that’s one of the things you’re seeing why we’re being successful in that we’re not wedded to the silo mentality of the past. We have to collaborate. We have to collaborate within IPG, and we have to collaborate outside of IPG with other parties.

Exhibit 99.1

Mr. Janedis:
Okay, thanks. And then just separately, as you mentioned, you picked up some good wins since your last call and also year-to-date. Can you update us on any potential tailwinds on organic as they roll in, maybe for either the balance of the year or into next year?
Mr. Roth:
Well, I said we’re net new-business positive. So, by definition, if we’re net new-business positive, we’re going to move in with, into the year with tailwinds. But we still have the fourth quarter to go. The fourth quarter is our biggest quarter. It’s project-based, so we’re waiting to see how that comes in.
We have a number of reviews still out there. It’s unlikely that those reviews will impact 2015. So, it’ll affect 2016 numbers, and we’re cautiously optimistic on those reviews that we’ve had. The fact that we’ve been successful on the media reviews, in particular, obviously we’re feeling comfortable going into the finals of some of the media pitches that are out there. But you never know with these pitches. But we’re very comfortable with how we’re positioned in them. So, if we’re successful with those, or at least some of those, we’ll certainly go into 2016 with tailwinds.
Mr. Janedis:
Thanks so much.

Operator:
Next question comes from the line of David Bank from RBC Capital Markets. Your line is now open.
David Bank, RBC Capital Markets:
Okay, thanks.
First off, Michael, whatever is in the Kool-Aid over there, you can feel free to sprinkle it on the rest of the S&P 500, and we’ll be much happier than we’re currently -
Michael Roth, Chairman of the Board and Chief Executive Officer:
We’re beginning to feel a little bit like Dan Murphy but -
Mr. Bank:
Yes, you’re seeing the ball really well right now.
Mr. Roth:
Exactly, David. Thank you.
Mr. Bank:
But on a more serious note, so we’re - as a bit of a follow-up to a couple of other questions before - but it’s early days, lots of headlines but early days, on some longer-term changes that

Exhibit 99.1

I think we, as outsiders, are trying to understand about how the business is changing. Programmatically, for instance, right? And we look at these things, and we see things that appear to be able to be done mechanically more efficiently, and we worry that maybe that takes some value out of the chain that you’ll be paid for. And I think on the flip side, we can see - so we see headlines about that. What we don’t often see headlines about are what is the traction that you’re getting on your skill set in helping clients leverage off these mechanical solutions? What is the counterbalance to growing fees, on integrating these third-party and your own-party products, and, frankly, just helping clients navigate how to use these mechanical solutions? Can you talk about how you’re seeing that so far? Is there a financial impact yet? How do you help us understand it?
Mr. Roth:
I think the key to making a success out of that - there’s no question that there’s a trend there, and we can discuss all sorts of reasons why that trend is there. But our job is to work with our clients, okay?
It’s interesting. I was just talking to our folks on a pitch that we just had this week. And there, we had a presentation on Cadreon and programmatic. Obviously, that’s a very strong asset of IPG. It’s growing tremendously, both in the marketplace and competitively, and yet the client is considering taking that inside. So, as part of the pitch, we present ideas, and our people from Cadreon present what we’re doing, and you see the client sitting there saying, oh my goodness, how come we didn’t think of that? How come we didn’t think of this? So, yes, we work with our clients who are intending to bring some of it inside.
In the end, we act as integrators. I mean, our job - and I’ve always said this - confusion is good for us. And the reason it’s good for us is, we get paid to help make sense out of all of this. And if clients are looking to us to help them do this, we have to be able to respond.
And if it means helping them bring it inside, that’s okay, but they’re still going to need the current thinking and the investments that we make in these tools that clients just aren’t in a position to make. And, frankly, the talent that we’re able to recruit in that environment is so different than the talent that you can recruit internally on a siloed basis.
So, yes, clients are bringing it in. It’s not a threat, it’s just another tool that clients have that they want us to work with in the overall integrated offering, and we have to be able to do that. The history of our industry is, when clients bring things internally, a lot of times it comes back. And the reason for it is the ability to recruit talent as well as to keep investing in the tools and resources that you need to be current.
So, yeah, it’s a phenomenon. There’s no question about it, and clients are trying to do it internally. But I think they’ll find in the long term that we still have a role to play here in helping them accomplish what they’re looking for, but at the same time, using the tools and resources that we have that they’re not capable of developing. So we don’t fight it, we actually help them do it.
Again, that’s one piece of the puzzle. Again, if there’s a relationship with the client, it has to be broad, and it has to be seen as that we’re in a partnership with the client. And we have all these different resources that we bring to the table. And if the client feels comfortable asking us to help them, we don’t view it as them taking business away from us, it’s part of what our role is, and we have to build it into our model. But it’s a reality. But it’s been a reality for years in this industry, and it just changes different forms.
Mr. Bank:

Exhibit 99.1

Okay. Thank you very much.
Mr. Roth:
Thank you, David.

Operator:
Next question comes from the line of Peter Stabler from Wells Fargo Securities. Your line is now open.
Peter Stabler, Wells Fargo Securities:
Good morning. Thanks for taking the question.
Actually, I want to follow on yet again on John’s and David’s questions here, Michael. So, with regard to the reviews, we see headlines out there sometimes from large clients, suggesting that they’re going to use the review process to drive down their aggregate fees, right? Just wondering if you could comment on that, the idea that coming out of this process as the dust settles, that the total fee envelope available to all of you guys, is smaller.
And the other piece of this that doesn’t get talked about as much is the situations where the scope of work actually expands. So, wondering if you could talk a little bit about the first part, and then what kind of expansion might you see as you get into these reviews where, who knows, fees could actually go up. Thanks very much.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, look, any review that takes place clearly has a view towards what they call efficiency. Efficiencies, obviously, means fee reductions. And clients, for generations, have been looking for more for less. So it’s something we’re very much used to, and it puts the burden on us to be more efficient. But yet we have to be able to meet the needs of the clients.
And yes, that presents problems in terms of us maintaining margins. But, again, remember, this is only one piece of the puzzle. When we talk about margins, it’s aggregate margins in all the different disciplines and resources. And, sure, on some basic contract work that we have in scope, margins may be a little bit less than they may have been before.
But in the end, it’s our opportunity, and clients expect it for us to be able to bring in new ideas that help them move the needle, and that’s what is, quote - known as - out-of-scope work. And out-of-scope work is something that typically we get higher margins on. That’s the way our business works. And clients know that.
But, first, they have to start with a line in the sand. So these reviews establish a line in the sand in terms of scope of work and fees that’ll be available. And we have to work within that model. And it’s incumbent upon us to make sure that the additional work that we do, and clients understand that if it’s out-of-scope, they have to pay for it. And we typically make better margins on the out-of-scope work. That’s not a secret in our industry. And clients know it.
And the other part of it is, this is a value-based environment. And if we can show that we’re moving the needle, and clients value the type, the ideas that we’re bringing to them and the fact that it’s in fact proving the results that we believe it can do, clients have incentive fees

Exhibit 99.1

with us. There are performance-based contracts that we have on, particularly on, the media side of the business. So there are vehicles that we have to develop opportunities for us to enhance margins. And that’s the way the business is.
And so we don’t view procurement as a bad word. We don’t view these reviews as necessarily being only with a view towards fee reductions. The other reason these reviews are taking place is because they want to see if they’re getting best-in-class offerings. And frankly, if I was a client, I’d be asking the same thing. So we approach these reviews, even when we’re incumbents, as an opportunity to show clients and future clients what we can bring to the table, what resources we have, and how we can work differently with them to move the needle.
What’s interesting is, the incumbents usually start out as, why haven’t you brought this to us before? So, therefore, if you look at the history of reviews, incumbents generally don’t do well. But when you really drill down on it, incumbents have been dealing within a certain playbook both with the client and ourselves. These reviews open up a different playbook.
And that means there’s got to be change both on the client’s side as well as our side. And I see that’s what’s happening in a number of these reviews. Clients are recognizing that their approach isn’t necessarily the right approach, and they’re willing to think of a different approach that we can bring to the table, and that means opportunity. Every time we get to work with our clients and show what we can do, it presents opportunities for us across the board. So that’s how we approach it.
Mr. Stabler:
Thanks, Michael.

Operator:
The next question comes from the line of Ben Swinburne from Morgan Stanley. Your line is now open.
Benjamin Swinburne, Morgan Stanley:
Thank you. Good morning. I guess I have to be the guy, Michael, to ask about the ANA stuff. So -
Michael Roth, Chairman of the Board and Chief Executive Officer:
Oh shucks. I thought I was going through a call without it, Ben.
Mr. Swinburne:
I’ll take the bullet. But -
Mr. Roth:
Okay.
Mr. Swinburne:
- now it was announced yesterday, and generally what we thought was going to happen. From where you sit, when you look at who they’ve hired and everything you know about the

Exhibit 99.1

process, do you expect any impact on Interpublic Group, or what, from your perspective, should we be looking for from this process, if anything?
Mr. Roth:
It’s not a surprise to anybody. So I don’t know why people all of a sudden are shocked and so on. The ANA has been talking about this. The 4As has been talking about it. Everybody’s been talking about it. So the fact that the ANA hired two firms to do it, to help them with it, is not a surprise to us at all. Obviously, we’ve dealt with these firms before, not so much the Krolls as much as the other one.
But we’ve been talking about transparency. It started with us frankly 10 years ago - maybe it’s 11 now, time flies when you’re having a good time - on this whole issue of rebates, and so this is nothing that we’re afraid of. We’ve been very clear on rebate issues for 10 years now. It’s in all our contracts. We welcome - in fact, in all these reviews, we have audit capabilities from our clients to come in and review this. So this isn’t new for us. And as part of the verification and audit that we have within our own systems, clients are welcome to come in and, in fact, we do share with them results from that. And some of the - one of the firms that’s doing this actually we worked with in the past. So this isn’t really nothing new for our industry.
Any type of review like this, everyone raises questions of what they’re going to find. It’s unfortunate that the headlines, particularly in Europe, have made it look like this is a criminal investigation. Last I looked ANA doesn’t have the ability to subpoena. If you read these headlines, you would think that that’s what was going on. That’s not what’s going on. It’s a look into the practices within an industry. That’s nothing new. This is an industry organization making sure that their constituents are comfortable what’s going on in the practice, and we’ve been dealing with this all along.
So from an IPG perspective, we’re very comfortable on rebate transparency. We’re very comfortable on contractual transparency. We have it in all our contracts, and verification and review was part of our process. So there’s nothing in any of that that concerns us.
Mr. Swinburne:
That’s very helpful, thank you.
I just wanted to follow up on the digital buying front, which I know is a part of your business, not all of your business, but one that gets a lot of focus. What you’ve done with Cadreon, can you talk about how much you’ve been able to get all your different agencies to leverage that platform when they buy media? Or do you still have certain pockets of your organization that are doing it on their own? It seems like a pretty complex organizational challenge to have sort of the centralized platform. But I’m imagining, as you go through these reviews, it’s such a huge part of the conversation. So maybe if you could just talk about from a management perspective, how you guys are set up and how it’s working?
Mr. Roth:
Well, look, the key to this is obviously our multinational clients that go through Mediabrands. They’re clearly using Cadreon. And that’s part of their business model.
We have a number of agencies that do their own buying, that have their own capabilities, and that’s fine. But, frankly, from a business management point of view, we always argue. Whenever we have the operating reviews of our businesses, and they talk about it, they all think they have a better model. And if their better model is working, that’s terrific. But it

Exhibit 99.1

seems that the efficiencies that can be gotten by dealing with a Mediabrands platform in terms of current thinking and resources just is compelling. And, frankly, I wish some of our agencies would use it more, but that - certainly, the bulk of our media buying is going through that.
Mr. Swinburne:
Got it. And then I just - go ahead.
Mr. Roth:
- there’s always opportunities for more, but clearly the bulk of it is going through Cadreon.
Mr. Swinburne:
Just one last one for Frank, totally different topic. I think you guys had end of last year about $1.3 billion of NOLs. And I think a lot of that stuff is overseas. As you guys create more profitability, particularly in Europe, can you access those more rapidly? Which, of course, increases the value of those NOLs. Just any color on how we think about cash taxes as the business continues to do so well.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re right, Ben. Most of the NOLs are in Europe for the most part. So, the increased profitability in Europe is helpful in accessing those NOLs. Our cash tax rate this year, we’re seeing to meet 27%, 28%. It was high teens to low 20s% for the last three years, but we’ve burned through all of our U.S. NOLs where most of our profit - a lot of our profitability - is.
Mr. Roth:
Yeah. I’ll weigh in a little bit on that, Frank, a bit.
Mr. Mergenthaler:
Sure thing.
Mr. Roth:
I am a tax guy. Some of these -
Mr. Swinburne:
Apologize for not directing it to the right guy.
Mr. Mergenthaler:
He’s on a roll, Ben -
Mr. Swinburne:
All right.
Mr. Roth:
Some of these NOLs in these countries are client-, are country-centric. It’s not just “Europe,” okay?

Exhibit 99.1

Mr. Swinburne:
Yeah.
Mr. Roth:
So, the additional challenge is generating profitability within those countries. And obviously, we get involved in tax planning in terms of where revenue is being generated. So that’s why we have a great tax department who’s responsible for making sure that our contracts are reflecting that and we are optimized, what we call optimizing, using our NOLs, and we are very focused on doing that.
Mr. Swinburne:
Thank you.

Operator:
Next question comes from the line of Dan Salmon from BMO Capital Markets. Your line is now open.
Daniel Salmon, BMO Capital Markets:
Hey. Good morning, everyone.
Michael, could you talk a little bit at the hiring of Simon Bond? I know he was the big new business champion over at BBDO. I’m just curious about the role being at the holding company level. Is it largely still focused on new business? Or is there a little bit more responsibility around coordinating amongst the agencies a little bit? Thinking of your comments earlier about the success of an open architecture, does it to help facilitate that a little bit as well, too?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Oh, absolutely. Look, we already have some very talented people within IPG who work on these multinational open-architecture client situations where they’re working with the units themselves, whether it be FCB, whether it be McCann, whether it be Lowe, and it’s their responsibility to work with the people within these agencies to make sure that the needs of the clients are being met with all the resources of IPG. We were fortunate to have an opportunity to recruit Simon to our organization. And clearly his responsibility will be both on the new business side, but also on these open-architecture pitches.
More and more these RFPs are coming into the holding company. They’re coming directly to me actually, and sometimes - which is why I have to look at my emails every day - but it really comes in to the holding company. And they are saying, you tell us which is the best way you want to approach this RFP.
So someone like Simon with his vast experience in new business and client focus, and his knowledge of the consulting industry and the key relationships he has, is a tremendous asset for us. And Simon has already been involved with a number of our agencies’ pitches that are going on right now. And he’s a resource: we’re from the home office, and we’re here to help. And some of our agencies have already tapped in to Simon to help them in terms of their pitch. You know he’s fantastic in terms of new business pitches, and he’s actually gone in and

Exhibit 99.1

helped these agencies. And frankly, we’ve had a couple of wins that he helped in terms of the presentation.
So, the fact that we were able to recruit Simon is an indication to me that this whole notion of open architecture is one that is resonating in the industry, and our reputation for being a holding company that collaborates with all the agencies within the holding company is real. And I think his presence along with the other individuals within IPG, whether it be Peter or Terry, they all work very closely with our agencies, and they know that they are there to be helpful to our agencies. The pitches themselves are coming in different forms, and we have to be able to respond and meet the needs of the clients.
Mr. Salmon:
Great. Thank you.
Mr. Roth:
Thank you. Did Simon ask you to raise that question?
[Laughter.]

Operator:
Next question comes from the line of Tim Nollen from Macquarie. Your line is now open.
Tim Nollen, Macquarie:
Good morning. Thanks for taking the question.
Just taking a very high-level view, IPG has come a long, long, long way since you’ve both been there. And it seems to me, if I may be so bold, you’re probably in what I would say the eighth inning of your recovery, or maybe in the top of the ninth. Correct me if you think that’s too optimistic. You do have some margin to recover yet.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes.
Mr. Nollen:
You’ve seen still some relatively high salary and service numbers. You mentioned Europe requiring some work to get back to more, better profitability. I just wonder with all this put together, what do you think are the last steps that need to be taken to really get you to that 13% target? Or just how do you think about really getting through that final hurdle, if that’s the right way to think about it?
Mr. Roth:
Well, we’re constantly thinking about how to get through that hurdle because that’s obviously a main objective for all of us. We’re well on our way. And you’re right: call it the eighth, ninth inning, whatever you want, we’re making great progress, and it’s clearly within our sights to accomplish that. So, we’re feeling pretty positive about that.

Exhibit 99.1

Look, we are a variable cost model. Our biggest variable cost is SRS. It’s not a secret. We’ve said, what we have to do is focus on that, and you can focus on that by generating revenue, which is what we’ve been doing, and keeping an eye on the cost pressures in the SRS.
So, we’ve done a great job on O&G and that’s showing the improvement even in the third quarter. And we see an improvement there.
We’ve seen leverage. We’ve seen at least 50 basis points. And if you work through the pass-throughs, it’s really 80 basis points this quarter in terms of leverage on SRS. So, we’re very focused on it, and we just have to continue to do that. And we see that there’s still opportunity to do it, and that’s how we’re going to get there.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Tim, it’s probably more agency-specific now than it is IPG-specific. So, as we look to the last inning or inning and a half, it’s getting those certain agencies that aren’t where they need to be profitability-wise across the goal line.
Mr. Roth:
And let’s face it, we use incentives within - our agency goals are focused on margin improvement, and they know that the best way to get margin improvement is to keep an eye on their SRS ratio. So, it’s both monitored, as Frank said, from the agency as well as from our reviews at the holding company. So, this isn’t rocket science, this business, and we’re very comfortable in our ability to manage that. I think we’ve proven that we know how to manage that.
We can do this, and I’ve said this before, we can get there tomorrow. But part of this is making sure we have the talents and resources to generate growth. So, on a longer-term basis, had we not had the talent and resources that we have within all our different agencies, we wouldn’t be delivering the results that you’re seeing right now. So, if we starve the pipeline of people and got our SRS ratios in line quicker, yeah, we may achieve our goal, but our long-term viability would be adversely affected. I kind of like the way we’re doing it now. If you’re looking at 80-100 basis-point margin improvement, that clips along the way we’re going to get there. We just don’t - we’re not going to get there tomorrow. And it would be silly for us to shoot ourselves in the foot and do something dramatic that would get us there.
Just look at the write-off that we’re having. We’re focusing on unprofitable businesses that are in geographic locations that aren’t necessary, that are a drag on our P&L, and so this time, the $38 million, it’s four to five locations, in areas that we don’t have to be. They were dilutive. And we either sold them or closed them. And that’s how we get there. We’re constantly looking at those types of opportunities.
Mr. Nollen:
No, I wasn’t at all suggesting you should accelerate the process and get to 13% tomorrow. It’s more to say, a 100-basis-points margin improvement this year is great. If the market holds and you do well, and you have new account wins, maybe that’s a similar target for next year, and then you’re getting there already. I just wonder - and I think you’ve answered it- you’ve done a lot of work with your individual agencies over the years. Is it really just a matter of finding some last bits to clear out, winning some business, having the scale and just letting the operating leverage take over, is that the way to think of it?
Mr. Roth:

Exhibit 99.1

Yeah, I mean, that’s it. It’s like everything else, it’s execution. And we - with the changes we’ve made across all the networks in both people and structure. We put Mullen and Lowe together, this past year. I’m very comfortable with our leadership across the board. We’ve brought Henry in to run Mediabrands, Alex to run Lowe Mullen. And, obviously, Harris and Carter are doing great jobs. So, I’m very comfortable with our leadership and very confident that we’ll get to our objectives.
Mr. Nollen:
Yes. Great job. Thanks very much.
Mr. Roth:
Thank you.

Operator:
We do not have further questions on queue. Speakers, you may proceed.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I thank you all for participating. I look forward to our next call, which will report our year-end results. Have a great holidays. Thank you.
Operator:
This concludes today’s conference. You may disconnect at this time.

*    *    *    *    *

Exhibit 99.1

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

Exhibit 99.1

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF LOSS ON SALES OF BUSINESSES (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended September 30, 2015
	As Reported	Loss on Sales of Businesses[1]	Ex - Loss on Sales of Businesses
Income Before Income Taxes	$139.0	$(38.0)	$177.0
Provision for Income Taxes	61.1	2.7	63.8
Effective Tax Rate	44.0%		36.0%
Equity in Net Income of Unconsolidated Affiliates	0.1		0.1
Net Income Attributable to Noncontrolling Interests	(3.1)		(3.1)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$74.9	$(35.3)	$110.2

Weighted-Average Number of Common Shares Outstanding - Basic	407.6		407.6
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.9		7.9
Weighted-Average Number of Common Shares Outstanding - Diluted	415.5		415.5

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.18	$(0.09)	$0.27
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.18	$(0.09)	$0.27

1 Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

Exhibit 99.1

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF LOSS ON SALES OF BUSINESSES (Amounts in Millions except Per Share Data) (UNAUDITED)

	Nine Months Ended September 30, 2015
	As Reported	Loss on Sales of Businesses[1]	Ex - Loss on Sales of Businesses
Income Before Income Taxes	$334.4	$(38.0)	$372.4
Provision for Income Taxes	137.4	2.7	140.1
Effective Tax Rate	41.1%		37.6%
Equity in Net Income of Unconsolidated Affiliates	0.6		0.6
Net Income Attributable to Noncontrolling Interests	(3.3)		(3.3)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$194.3	$(35.3)	$229.6

Weighted-Average Number of Common Shares Outstanding - Basic	409.7		409.7
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.3		7.3
Weighted-Average Number of Common Shares Outstanding - Diluted	417.0		417.0

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.47	$(0.09)	$0.56
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.47	$(0.08)	$0.55

1 Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

Exhibit 99.1

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF LOSS ON EARLY EXTINGUISHMENT OF DEBT (Amounts in Millions except Per Share Data) (UNAUDITED)

	Nine Months Ended September 30, 2014
	As Reported	Loss on Early Extinguishment of Debt	Ex-Loss on Early Extinguishment of Debt
Income Before Income Taxes	$302.1	$(10.4)	$312.5
Provision for Income Taxes	(128.6)	3.8	(132.4)
Effective Tax Rate	42.6%		42.4%
Equity in Net Income of Unconsolidated Affiliates	0.6		0.6
Net Income Attributable to Noncontrolling Interests	(5.9)		(5.9)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$168.2	$(6.6)	$174.8

Weighted-Average Number of Common Shares Outstanding - Basic	421.0		421.0
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	6.2		6.2
Weighted-Average Number of Common Shares Outstanding - Diluted	427.2		427.2

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.40	$(0.02)	$0.42
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.39	$(0.02)	$0.41